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EXHIBIT 3.1

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 09:00 AM 07/12/2002 020448270 - 2711999

CERTIFICATE OF AMENDMENT
OF THE AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF SSP SOLUTIONS, INC.
a Delaware corporation

        SSP Solutions, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "General Corporation Law")

        DOES HEREBY CERTIFY:

        FIRST: That the Board of Directors duly adopted resolutions at a meeting of the Board of Directors in accordance with Section 242 of the General Corporation Law proposing to amend the Amended and Restated Certificate of Incorporation of this corporation, declaring said amendment to be advisable and in the best interest of this corporation and its stockholders. The stockholders of the corporation duly approved said proposed amendment at the annual meeting of stockholders held on June 27, 2002 in accordance with Section 242 of the General Corporation Law. The resolution setting forth the amendment is as follows:

          RESOLVED, that the Amended and Restated Certificate of Incorporation of this corporation be amended by deleting ARTICLE VIII in its entirety and replacing said ARTICLE VIII with the following new ARTICLE VIII, which shall read in its entirety as follows:

"ARTICLE VIII

          SECTION 1. The number of directors which constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted from time to time by the Board of Directors in accordance with the Bylaws of the Corporation. The Board of Directors shall be divided into three classes designated as Class I, Class II, and Class III, respectively. Directors shall be assigned to each Class in accordance with a resolution or resolutions adopted by the Board of Directors. At the first annual meeting of stockholders following the date hereof, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the date hereof, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the date hereof, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the Class whose terms expire at such annual meeting.

          SECTION 2. Advance notice of new business and stockholder nominations for the election of directors shall be given in the manner and to the extent provided in the Bylaws of the Corporation."

        THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law.

        IN WITNESS WHEREOF, this Certificate of Amendment of the Amended and Restated Certificate of Incorporation has been signed by the Executive Vice President and Chief Financial Officer of this corporation as of July 11, 2002.

By:	/S/ THOMAS E. SCHIFF Thomas E. Schiff, Executive Vice President and Chief Financial Officer

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  EXHIBIT 3.1
CERTIFICATE OF AMENDMENT OF THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF SSP SOLUTIONS, INC. a Delaware corporation
"ARTICLE VIII